Exhibit 4.3

KeyCorp Second Amended and Restated

Discounted Stock Purchase Plan

March 11, 2021

The Second Amended and Restated Discounted Stock Purchase Plan (the “Plan”) offers you a convenient and inexpensive method to accumulate Common Shares of the Corporation.

1. Purpose. This Plan is designed to provide Eligible Employees (as defined below) of the Corporation and its subsidiaries with an opportunity to purchase Common Shares of the Corporation through payroll deductions and thereby to better enable the Corporation and its subsidiaries to retain and attract qualified employees and to provide additional incentives to Eligible Employees through increased stock ownership.

2. Administration. Fidelity Investments (the “Plan Administrator”), or its successor or assign, will administer the Plan, maintain records, send statements of account to participants, and perform other duties relating to the Plan. If at any time Common Shares are purchased on the open market or from sources other than the Corporation, the Corporation may designate the purchasing agent for the participants under the Plan who is referred to herein as the “Purchasing Agent.” If Common Shares are to be purchased on the open market or otherwise from sources other than the Corporation, the Purchasing Agent, in its sole discretion, will determine the times and the prices at which such purchases will be made. The Corporation reserves the right to replace the Purchasing Agent from time to time. The administration of the Plan shall be supervised by the Corporation. Except as set forth below, the Corporation shall have full power and authority to designate the employees who are eligible to participate in the Plan (the “Eligible Employee”), to interpret the provisions of the Plan, and to supervise the administration of the Plan. All decisions of the Corporation shall be final.

3. ERISA. This Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not a qualified plan under Section 401(a) or any other applicable Section of the Internal Revenue Code.

4. Shares Subject to the Plan. The shares subject to this Plan are the Corporation’s Common Shares with a par value of $1 each. All Common Shares purchased under the Plan will be purchased from the Corporation, on the open market, or otherwise from sources other than the Corporation, provided that Common Shares purchased by an employee who is a director or officer of the Corporation within the meaning of Section 16 of the Securities Exchange Act, as amended (the “Exchange Act”), and the regulations thereunder shall be purchased from the Corporation. The total number of Common Shares that may be offered and sold under this Plan may not exceed 8,000,000 subject to adjustment in accordance with paragraph 19 herein.

5. Eligible Employees. The Corporation has full power and authority to designate the employees who are Eligible Employees for purposes of the Plan. Eligible Employees shall include each employee of the Corporation and its subsidiaries, except that the following employees shall not be Eligible Employees: (a) any employee of the Corporation or its subsidiaries who does not regularly work twenty hours per week or more; (b) any employee who has not attained age eighteen; and (c) any seasonal employee who does not work more than twenty hours per week or who is not regularly employed during the busy season applicable to the office at which the employee works. Moreover, any employee who, after making the maximum payroll deductions permitted under Paragraph 10 of the Plan for any particular month, would own stock representing five percent or more of the total combined voting power or value of all classes of stock of the Corporation (after application of the rules for determining stock ownership under Section 424(d) of the Internal Revenue Code and treating stock which the employee may purchase under outstanding options as owned by the employee) shall cease to be an Eligible Employee immediately prior to that month. For the purpose of determining the regularity of seasonal employment, a seasonal employee does not become an Eligible Employee until after the employee has worked for two successive seasons. Failure to report for seasonal work shall forfeit the employee’s eligibility until a new qualification period of two successive seasons has been completed. Participation by employees is entirely voluntary.

6. Offering of Shares. The Common Shares subject to this Plan shall be offered to each Eligible Employee who properly enrolls via the Fidelity Investments website at www.NetBenefits.com.

7. Participant Plan Accounts. The payroll deductions made in advance of any Investment Date (as defined below) on behalf of each participating employee shall be credited, for bookkeeping purposes, to the participant’s Plan account. No interest shall be credited to such Plan account unless otherwise determined by the Corporation. The funds credited to the Plan accounts shall be segregated from, and not commingled with, other funds of the Corporation; Common Shares, including fractional shares (to three decimals), purchased under the Plan for each participant will also be credited to the Plan account of the participant.

8. Investment Date. With respect to all payments made by the participant under the Plan, “Investment Date” means the dividend payment date on the Corporation’s Common Shares in any month in which there is a dividend payment, or, if there is not such dividend payment in the month, then the 15th day of such month, except that if such date falls on a Saturday, Sunday, or legal holiday, then the Investment Date will be the preceding business day.

9. Purchase of Shares. Payroll deductions will be retained by the Employee Service until the end of each calendar month. If the Common Shares are purchased from the Corporation, the funds from payroll deductions will be invested on the Investment Date of the following month. If the Common Shares are purchased from sources other than the Corporation, the payroll deductions will be forwarded to the Purchasing Agent and will be invested as soon as practicable beginning on the Investment Date of the month following the month in which the deduction was made, but in any event within 35 days of the date at which the Plan Administrator receives the funds. No interest will be paid on payments pending their investment.

10. Limitations on the Purchase of Shares. Each participant is limited in the amount of payroll deductions which may be made to the Plan in any month. Each payroll deduction must be a minimum of $5 and must be in multiples of $5. All deductions to the Plan from any participant may not exceed $10,000 in any month, and $50,000 in any calendar year.

11. Reports to Participants. Each participant in the Plan will receive a statement of account quarterly and for every month in which there is activity in the participant’s account. These statements are a record of the date and cost of purchases made and should be retained for income tax purposes. In addition, each participant will receive, from time to time, copies of all reports, proxy statements, and other communications distributed to holders of the Common Shares generally. Each participant will receive annually Internal Revenue Service Information on Form 1099 for reporting dividend and other income. Because participant’s dividends in the Plan are automatically enrolled in the Corporation’s Direct Stock Purchase Plan, each participant will also receive a prospectus which sets forth the terms of the plan and any amendments or supplements thereto.

12. Termination of Participation and Changing Payroll Deductions. A participant may terminate his or her participation elections in the Plan by logging into the Fidelity Investments website at www.NetBenefits.com. By terminating participation in the plan, the right to purchase Common Shares through the Plan shall end and the balance of the uninvested funds in the participant’s Plan account, if any, shall be held in the participant’s brokerage account. Participants may increase, decrease, or cancel their payroll contribution at any time by logging onto the Fidelity Investments website at www.NetBenefits.com. To guarantee changes will take effect within the next pay cycle, changes should be made seven days prior to the participants next pay date.

13. Purchase Price. Eligible Employees who participate in the Plan will receive a 10% purchase price discount on all Common Shares purchased through the Plan. The purchase price for the Common Shares purchased from the Corporation will be 90% of the mean between the highest and the lowest reported sales prices of Common Shares on the New York Stock Exchange (“NYSE”) on the Investment Date, or if no sales prices of Common Shares are reported on the NYSE on such date, the average of the means between the highest and lowest sales prices on the nearest dates before and after the Investment Date on which such sales prices are reported. The purchase price to the participant of Common Shares purchased from sources other than the Corporation will be 90% of the weighted average price paid by the Purchasing Agent in all such purchases made with respect to the applicable Investment Date. No commission or service charge is paid by a participant in connection with purchases under the Plan. In no event may previously unissued Common Shares be issued at a price less than the par value of such Common Shares.

14. Termination of Employment. If a participant terminates his or her employment, participation in the Plan shall immediately terminate and the balance of the uninvested funds in the participant’s Plan account shall be remitted to the participant. As soon as is administratively feasible after the termination, the Plan Administrator will convert the participant’s account to a regular customer account with a dividend reinvestment feature.

15. Transferability of Plan Interest and Common Shares. The right to purchase Common Shares under this Plan may not be transferred by a participant and may be exercised during the participant’s lifetime only by the participant or by his or her legal representative.

Common Shares in the account of a participant under the Plan may not be pledged or assigned, and any such purported pledge or assignment shall be void.

16. Rights of Shareholders. Common Shares in a participant’s Plan account will be held in the name of the Plan Administrator or its nominee. The number of Common Shares in a participant’s account under the Plan will be shown on the participant’s statement of account. Certificates for whole Common Shares will be issued to a participant upon the participant’s withdrawal of such shares from the Plan account or termination of a participant’s participation in the Plan, unless the participant requests the Plan Administrator in writing to sell such shares, through the Purchasing Agent, for the participant’s account.

Cash dividends payable with respect to Common Shares in the participant’s Plan account, including a pro rata dividend on fractional Common Shares, will be used automatically to purchase additional Common Shares (including fractional shares) and such additional Common Shares shall also be added to the participant’s Plan account.

Any dividend payable in Common Shares or split shares distributed by the Corporation on Common Shares in a participant’s Plan account will be added to such account.

For each meeting of shareholders, each participant will receive proxy material that will enable the participant to vote the Common Shares registered in the participant’s name and the Common Shares in the participant’s Plan account. If a participant elects, such participant may vote Common Shares, including all Common Shares in the participant’s Plan account, in person at the shareholder’s meeting. If no instructions are indicated on a properly signed and returned proxy card, all of the participant’s Common Shares - those registered in the participant’s name and those in the participant’s Plan account - will be voted in accordance with the recommendations of the Corporation’s management.

17. Withdrawal or Sale of Shares from Plan Account. A participant may withdraw Common Shares from the participant’s Plan account at any time after one year of their date of purchase but shall not be able to withdraw shares until the one-year period has elapsed. Common Shares in a participant’s Plan account held for more than one year may be withdrawn by a participant by logging onto the Fidelity Investments website at www.NetBenefits.com. Common Shares so withdrawn will be issued to and registered in the name of the participant.

18. Federal Tax Consequences. The amount of the purchase price discount attributable to purchases made under the Plan will be treated for Federal Income Tax purposes as ordinary compensation to the participant. In addition, in the case of Common Shares purchased from sources other than the Corporation, commission and the brokerage fees paid by the Corporation in connection with such purchases will be taxable income to the participants in an amount equal to each participant’s pro rata share of such commission and fees and will be reported as ordinary income for the calendar year by the Corporation with respect to each participant’s Plan account. Participants will also be subject to income tax, unemployment, social security, and Medicare taxes on the amount of any purchase price discount received. See Purchase Price, paragraph 13 above. Appropriate taxes will be withheld from compensation otherwise payable to employees participating in the Plan.

Participants are advised to consult their own tax advisors to determine the particular Federal, state, local, and foreign income tax consequences that may result from their participation in the Plan and the subsequent sale or other disposition of Common Shares under the Plan. The income tax consequences vary by jurisdiction.

19. Adjustments upon Change in Shares. In the event of any change in the Common Shares subject to the Plan by reason of a merger, consolidation, reorganization, or other corporate transactions or of a stock dividend, stock split, or other capital adjustment, the total number and class of shares that may be offered and sold under this Plan shall be appropriately adjusted.

20. Termination or Amendment of the Plan. The Corporation may amend, suspend, modify, or terminate the Plan at any time; provided, however, that any amendment that must be approved by the shareholders of the Corporation in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Corporation’s authority to offer similar or dissimilar benefits under other plans without shareholder approval consistent with the rules of the New York Stock Exchange. Notice of any such amendment, suspension, modification, or termination will be sent to all participants. Any such amendments shall conclusively be deemed to be accepted by the participant, unless prior to the effective date of any such amendment as set forth in the notice, the Plan Administrator receives written notice of termination of the participant’s account. Upon the termination of the Plan, any uninvested balance in the participant’s Plan account will be returned, certificates for whole Common Shares in a participant’s account under the Plan will be issued, and a cash payment will be made in lieu of issuance of any fraction of a Common Share.

21. Compliance with Securities Laws. No Common Shares may be purchased under this Plan until the Corporation has taken all actions then required to comply with the Securities Act of 1933, as amended, the Exchange Act, the Ohio Securities Act, as amended, any other applicable state securities laws, and the rules of any exchange on which the Common Shares may be listed.

22. Effective Date. The original Discounted Stock Purchase Plan became effective March 1, 1994, and was amended from time to time. The KeyCorp Board of Directors adopted the KeyCorp Amended and Restated Discounted Stock Purchase Plan on March 13, 2003, subject to shareholder approval. The plan was amended by the KeyCorp Board of Directors on July 16, 2010, effective October 1, 2010 and on March 8, 2012, effective April 1, 2012. This plan was further amended by the Corporation effective September 1, 2018. The KeyCorp Board of Directors adopted the KeyCorp Second Amended and Restated Discounted Stock Purchase Plan on March 11, 2021, subject to shareholder approval.

23. Additional Information. For questions regarding enrollment in the Plan and changes in payroll deductions please contact Employee Service at 1-888-KEYS2HR. For all other questions regarding the Plan, please contact the Plan Administrator at the following phone number:

Fidelity Investments

Telephone: 1-866-402-7128